Exhibit 10.69

Credit Agreement

Borrower:   DVS Korea Co., Ltd.
196 Kumkok Dong, Boon Dan Gu, Sung Nam City, Kyunggi Province
Mr. Byung Hyun Lee, CEO

Lender:   Korea Exchange Bank

Total Limit on the Credit: 19,500,000,000 Korean Won

This Credit Agreement dated July 15, 2002, is made and executed between DVS Korea Co., Ltd.("Borrower") and Korean Exchange Bank ("Lender") on the following terms and conditions.

Borrower understands and agrees that in granting, renewing, or extending any loan, Lender is relying upon Borrower's representation, warranties, and agreements as set forth in this Agreement; the granting, renewing, or extending of any loan by lender at times shall be subject to Lender's sole judgment and discretion; and all such loans shall be and remain subject of the terms and conditions of this Agreement.

Limit
Types	Sublimit	Interest
International Trade Revolving Line of Credit	11,000,000,000 Korean Won	Prime 2 + 0.70 (5.90% at December 31, 2002)
At Sight Letter of Credit	2,000,000 US Dollars	Prime 2 + 0.70 (5.90% at December 31, 2002)
Usuance (Term) Letter of Credit	7,000,000 US Dollars	Variable interest: may change day to day based on Lender's cost of fund negotiated with borrowing foreign banks.
Local Purchase Revolving Line of Credit	1,000,000,000 Korean Won	Prime 2 + 0.70 (5.90% at December 31, 2002)
Overdraft Revolving Line of Credit	500,000,000 Korean Won	9.90% Fixed
  Sum of all the borrowings shall not exceed the Total Credit Limit.

Term

This Agreement shall be effective as of July 15, 2002, and shall continue in full force and effect until July 31, 2003.

Interest Rate

The annual interest rate for this Agreement is computed on a 365 day basis; that is, by applying the ratio of the annual interest rate over a year of 365 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

Description Collateral

  Payment guarantee issued by Technology Credit Guarantee Fund: maximum liability of 2,000,000,000 Korean Won.
  Installment Savings Deposit of 2,896,000,000 Korean Won covering total credit provided by Lender.

In addition, Borrower shall provide to Lender a blank draft. Lender may submit to the Borrower's bank the draft for full payment of unpaid principal and accrued interest when Borrower fails to make payment in accordance with the terms of this Agreement.

Furthermore, Borrower grant Lender a security interest in all property at any time shipped under, or pursuant to, or in connection with the Letter of Credit or anyway related thereto, or to the drafts drawn thereunder, whether or not Borrower receives the documents covering such property or release the same to Lender on trust receipt and also in and to all shipping documents, warehouse receipts, policies or certificates of insurance and other documents or liability to Borrower at any time existing under or with reference to the Letter of Credit of this agreement

Late Charge and Interest After Default

Upon Borrower's failure to pay all amounts declared due pursuant to this section, including failure to pay accrued interest, monthly payment, outstanding principal balance on final maturity date, and excess draw on the account, Lender will adjust annual interest rate to 19% and applied to past due, if any.

Advances

Advances or Request of Letter of Credit under this Agreement shall be requested pursuant to the forms and procedures prescribed by Lender.

Payment

Borrower shall pay the outstanding principal plus all accrued interest of each advance in accordance with the terms prescribed on Trust Receipts or other trade related documents. However, Lender has the sole right to extend the terms if necessary.

As to drafts or acceptances under or purporting to be under the Letter of Credit, which are payable in foreign currency, Borrower may pay Lender at the current rate of exchange in Korea for cable transfer to the place of payment in the currency of the draft

Cessation of Advances

If Lender has made any commitment to make any Loan to Borrower under this Agreement, Lender has right to reduce the Loan limit or shall have no obligation make Loan Advances or to disburse Loan proceeds, if: (i) there occurs a material adverse change in financing community; or (ii) there occurs a material adverse change in Borrower's financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan. If Lender decides to reduce the Loan limit and Borrower's outstanding loan exceeds such new limit, excess is due immediately upon demand of Lender.

Fees

Borrower shall pay Lender, on demand, commission and all charges and expenses paid or incurred, earned by Lender in connection wherewith, and interest where chargeable.

Amendment

In the event of any amendments or modifications of the terms of the Credit Agreement, this agreement shall be binding upon Lender with regard to the Credit Agreement so amended.

Change in Terms Agreement

Korea Exchange Bank has made a line of credit evidenced by the Agreement dated July 15, 2002, in the original Credit Limit 19,500,000,000 Korean Won

Date of Change:

August 29, 2002

Details of changes in Terms

Increase of Total Lending Limits from 19,500,000,000 Korean Won to 21,500,000,000 Korean Won.

Changes to the sublimits are as follow:
Types	Before	After
International Trade Revolving Line of Credit	11,000,000,000 Korean Won	13,000,000,000 Korean Won
At Sight Letter of Credit	2,000,000 US Dollars	2,000,000 US Dollars
Usuance (Term) Letter of Credit	7,000,000 US Dollars	9,000,000 US Dollars
Local Purchase Revolving Line of Credit	1,000,000,000 Korean Won	1,000,000,000 Korean Won
Overdraft Revolving Line of Credit	500,000,000 Korean Won	500,000,000 Korean Won